[AVANIR Pharmaceuticals Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: At Avanir Pharmaceuticals:

Patrice Saxon, Investor Relations
858-622-5202
psaxon@avanir.com

AVANIR PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FISCAL 2005 YEAR END RESULTS

San Diego, December 5, 2005 — Avanir Pharmaceuticals (Amex: AVN) today reported unaudited financial results for the quarter and fiscal year ended September 30, 2005.

Fiscal Year 2005 Results

For the fiscal year ended September 30, 2005, Avanir’s net loss was $30.6 million, or $0.30 per share, compared to a net loss of $28.2 million, or $0.36 per share, for the fiscal year ended September 30, 2004.

Total revenues for fiscal 2005 increased to $16.7 million, compared to $3.6 million in fiscal 2004. The increase in revenues is primarily due to licensed technology and research and development services being provided in fiscal 2005 in connection with two new license agreements with AstraZeneca UK Limited and Novartis International Pharmaceutical Ltd.

Operating expenses for fiscal 2005 amounted to $47.8 million, compared to $32.0 million in fiscal 2004. The $15.8 million increase in operating expenses was primarily due to ongoing clinical development programs, compliance with corporate governance standards and the Sarbanes-Oxley Act of 2002, and medical education and pre-launch activities for Neurodex™. Research and development (“R&D”) expenses in fiscal 2005 amounted to $29.0 million, compared to $22.5 million for the same period a year ago. In fiscal 2005, Avanir recorded an R&D expense of $7.2 million in connection with acquiring certain contractual rights to Neurodex. Also during fiscal 2005, Avanir submitted to the U.S. Food and Drug Administration a new drug application for Neurodex in the treatment of pseudobulbar affect (PBA), also known as emotional lability, initiated a double-blind, placebo-controlled Phase III clinical trial of Neurodex in the treatment of neuropathic pain, and initiated a Phase Ib safety study of AVP-13358, a small molecule selective cytokine inhibitor. Selling, general and administrative expenses for fiscal 2005 increased to $18.8 million, compared to $9.3 million in fiscal 2004, as the Company transforms from an R&D organization to a commercially viable pharmaceutical company.

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At September 30, 2005, Avanir had approximately $27.5 million in cash and cash equivalents, short and long-term investments in securities, and restricted investments, compared to $25.9 million at September 30, 2004. Net working capital was $12.0 million, deferred revenue was $19.2 million, and shareholders’ equity was $9.1 million at September 30, 2005.

Fourth Quarter 2005 Results

For the fourth fiscal quarter ended September 30, 2005, Avanir’s net loss was $1.3 million, or $0.01 per share, compared to $8.6 million, or $0.09 per share, for the same period in 2004. Higher overall revenues in the fourth quarter of fiscal 2005 offset a substantial portion of Avanir’s operating expenses in the period and contributed to the reduction in net loss compared with the same period a year ago.

Revenues for the fourth fiscal quarter ended September 30, 2005 were $11.8 million, compared to $632,000 for the same period a year ago. The $11.2 million increase in revenues is primarily due to licensed technology and research and development services being provided by Avanir in connection with license agreements with AstraZeneca and Novartis.

Operating expenses for the fourth fiscal quarter ended September 30, 2005 were $13.3 million, compared with $9.3 million for the same period a year ago. R&D expenses for the fourth quarter of fiscal 2005 amounted to $6.0 million, compared to $6.6 million for the same period a year ago, as the Company continued to advance its R&D programs. Selling, general and administrative expenses for the fourth quarter of fiscal 2005 increased to $7.3 million, compared to $2.7 million for the same period a year ago. The $4.6 million increase is primarily due to the Company’s expansion of medical education and awareness programs for PBA, market research, filling key management positions, and increased costs of compliance with internal controls requirements of Section 404 of the Sarbanes Oxley Act.

Conference call and webcast

Management will host a conference call with simultaneous webcast on December 5th at 1:30 p.m. Pacific/ 4:30 p.m. Eastern to discuss fourth quarter and fiscal 2005 operating performance. The webcast can be accessed on Avanir’s web site at www.avanir.com. Replays of the webcast will be available for 90 days and a phone replay will be available through December 9, 2005, by dialing (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering the passcode #2480112.

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Annual Meeting

The 2006 Annual Meeting of Shareholders of Avanir Pharmaceuticals will be held on February 6, 2006, at 9:00 a.m. at the Hilton La Jolla Torrey Pines in San Diego, California. All shareholders are cordially invited to attend.

The Company

Avanir Pharmaceuticals is focused on developing and commercializing treatments for chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like “estimate,” “anticipate,” “believe,” “intend,” “plan,” or “expect” or similar statements are forward-looking statements. There can be no assurance that Avanir‘s new drug application for Neurodex will be accepted for filing by the FDA, that Neurodex will receive regulatory approval, or that even if such regulatory approval is received, Avanir will be able to market Neurodex successfully. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the company. In regard to financial projections, risks and uncertainties include risks associated with results of clinical trials or product development efforts, and milestones achieved in collaborative arrangements, as well as risks shown in Avanir’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the Company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. The Company disclaims any intent or obligation to update these forward-looking statements.

– Tables to follow –

AVANIR Pharmaceuticals
Summary Consolidated Financial Information
(Unaudited)

	Quarters Ended September 30,		Years Ended September 30,
Statement of operations data:	2005	2004	2005	2004
Revenues	$11,823,638	$632,481	$16,690,574	$3,589,317

Expenses
Research and development	6,031,030	6,642,573	28,983,758	22,481,681
Selling, general and administrative	7,233,926	2,678,287	18,796,188	9,340,260
Cost of sales	—	—	3,102	213,192
Total operating expenses	13,264,956	9,320,860	47,783,048	32,035,133

Loss from operations	(1,441,318)	(8,688,379)	(31,092,474)	(28,445,816)
Interest income	193,836	120,598	619,857	290,067
Other income (expense)	10,974	7,583	(39,601)	38,068
Interest expense	(23,075)	(6,275)	(92,533)	(34,508)

Loss before income taxes	(1,259,583)	(8,566,473)	(30,604,751)	(28,152,189)
Income tax benefit (provision)	99	(120)	(1,813)	(2,664)

Net loss	$(1,259,484)	$(8,566,593)	$(30,606,564)	$(28,154,853)

Net loss per share:
Basic and diluted	$(0.01)	$(0.09)	$(0.30)	$(0.36)

Weighted average number of common shares:
Basic and diluted	108,358,209	94,369,912	102,469,726	77,946,413

	September 30, 2005	September 30, 2004
Balance sheet data:
Cash and cash equivalents	$8,620,143	$13,494,083
Short-term, long-term and restricted investments in securities	18,917,443	12,412,446

Total cash and investments in securities	$27,537,586	$25,906,529
Net working capital	$11,969,450	$16,653,621
Total assets	$41,401,990	$37,403,953
Deferred revenue	$19,158,210	$21,009,115
Total liabilities	$32,267,111	$27,206,694
Shareholders’ equity	$9,134,879	$10,197,259

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